EX-99

Newpoint Financial Corp.

MINUTES OF THE SPECIAL MEETING OF THE BOARD OF DIRECTORS

Pursuant to Notice the Special Meeting of the Board of Directors was called. A quorum of Directors were present.

RECITAL:

Newpoint Financial Corp formally Judo Capital Corp filed their 14-C confirming that Newpoint Financial Corp, Wyoming had acquired controlling interest in Judo Capital Corp. In addition, the 14-C confirmed that the name of Judo Capital had changed its name to Newpoint Financial Corp. Furthermore, notification was given that the symbol would be changed from JUDO to NPFC.

We can confirm that the ticker code is now NPFC.

The following matters were discussed:

1.Acquisition of Assets & Liabilities of Newpoint Financial Corp, Wyoming, 30 N Gould Street, Sheridan, Wyoming, 82801.

After discussion and nominations, upon motion duly made, seconded, and unanimously carried, the following was confirmed:

RESOLVED:

The following matters were resolved:

On 12th February 2021 Newpoint Financial Corp. (Wyoming) and Newpoint Financial Corp. (Delaware) entered into an Asset Purchase Agreement to move assets from the Newpoint Financial Corp, Wyoming Company to the Newpoint Financial Corp, Delaware, a Publicly Listed Company. The Asset Purchase Agreement was necessary to properly align the asset for the Audited Financial Statements that are now in progress for Newpoint Financial Corp, Delaware, a Publicly Listed Company.

There being no further business, this Special Meeting of the Board of Directors was, on motion duly made and seconded, adjourned.

DATED: February 12, 2021

/s/ Keith Beekmeyer
Keith Beekmeyer, Chairman of the Board